UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 1)

(Rule 13e-4)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

VMware, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Class A Common Stock, $0.01 Par Value Per Share

(Title of Class of Securities)

928563402*

(CUSIP Number of Class of Securities)

Rashmi Garde, Esq.

Vice President and General Counsel

VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

(650) 427-5000

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications On Behalf of Filing Person)

Copies to:

Sharon Hendricks, Esq. Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025 (650) 324-7000	David R. Wilson, Esq. Heller Ehrman LLP 701 Fifth Avenue, Suite 6100 Seattle, WA 98104 (206) 447-0900

CALCULATION OF REGISTRATION FEE

Transaction Valuation**	Amount of Filing Fee***
$17,386,311	$683.28

*	Refers to Class A common stock underlying the options.
**	Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that all options to purchase shares of the issuer’s Class A common stock that may be eligible for exchange in the offer will be tendered pursuant to this offer. These options cover an aggregate of 4,310,525 shares of the issuer’s Class A common stock and have an aggregate value of $17,386,311 as of August 5, 2008, calculated based on a Black-Scholes option pricing model.
***	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $39.30 per $1,000,000 of the aggregate amount of the Transaction Valuation (or .00003930 of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $683.28

Form or Registration No.: Schedule TO-I

Filing Party: VMware, Inc.

Date Filed: August 11, 2008

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

SCHEDULE TO

(AMENDMENT NO. 1)

This Amendment No. 1 to Schedule TO amends and supplements the Schedule TO filed by VMware, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on August 11, 2008 (the “Schedule TO”), wherein the Company offered to exchange certain outstanding eligible option grants for new option grants, on the terms and subject to the conditions described in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated August 11, 2008.

Item 12 of the Schedule TO is hereby amended and supplemented to add the following exhibit:

(a)(1)(P)	Reminder E-Mail to Holders of Eligible Options delivered on September 2, 2008

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

VMWARE, INC.

By:	/s/ Rashmi Garde
Name:	Rashmi Garde
Title:	Vice President and General Counsel

Date: September 3, 2008

Index to Exhibits

Exhibit No.	Description
(a)(1)(A)*	Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated August 11, 2008

(a)(1)(B)*	Form of E-Mail Announcement of Exchange Offer dated August 11, 2008

(a)(1)(C)*	Highlights of the VMware, Inc. Exchange Offer

(a)(1)(D)*	VMware, Inc. Exchange Offer Election Form

(a)(1)(E)*	VMware, Inc. Notice of Withdrawal

(a)(1)(F)*	Form of Communication to Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form

(a)(1)(G)*	Form of Communication to Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)*	Form of Confirmation Letter to Optionholders Participating in the Exchange Offer

(a)(1)(I)*	Form of Communication to Optionholders Rejecting the Election Form under the Exchange Offer

(a)(1)(J)*	Form of Communication to Optionholders Rejecting the Notice of Withdrawal under the Exchange Offer

(a)(1)(K)*	Form of Reminder E-Mail to Holders of Eligible Options

(a)(1)(L)*	UBS Availability: Schedule of Locations and Times

(a)(1)(M)	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 29, 2008 (SEC File No. 001-33622) and incorporated herein by reference

(a)(1)(N)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 9, 2008 (SEC File No. 001-33622) and incorporated herein by reference

(a)(1)(O)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the Securities and Exchange Commission on August 8, 2008 (SEC File No. 001-33622) and incorporated herein by reference

(a)(1)(P)**	Reminder E-Mail to Holders of Eligible Options delivered on September 2, 2008

(b)	Not applicable

(d)(1)	2007 Equity and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-6 filed with the Securities and Exchange Commission on August 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(2)	Form of Option Agreement under the 2007 Equity and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-1 filed with the Securities and Exchange Commission on June 11, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(3)	Form of Early Exercise Option Agreement under the 2007 Equity and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(4)	Form of Restricted Stock Unit Agreement under the 2007 Equity and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-1 filed with the Securities and Exchange Commission on June 11, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(5)	Amended and Restated Certificate of Incorporation (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(6)	Amended and Restated Bylaws (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(7)	2007 Employee Stock Purchase Plan, as amended and restated December 10, 2007 (filed as an exhibit to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 (SEC File No. 001-33622) and incorporated herein by reference)

(d)(8)	EMC Corporation 2003 Stock Plan, as amended (filed as an exhibit to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission by EMC Corporation on March 11, 2005 (SEC File No. 033-03656) and incorporated herein by reference)

(d)(9)	Form of Stock Option Agreement under the EMC 2003 Stock Plan (filed as an exhibit to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission by EMC Corporation on November 3, 2004 (SEC File No. 033-03656) and incorporated herein by reference)

(d)(10)	Form of Restricted Stock Agreement under the EMC 2003 Stock Plan (filed as an exhibit to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission by EMC Corporation on November 3, 2004 (SEC File No. 033-03656) and incorporated herein by reference)

(d)(11)	Form of Master Transaction Agreement between VMware, Inc. and EMC Corporation (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(12)	Promissory Note between VMware, Inc. and EMC Corporation dated April 16, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 11, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(13)	Class A Common Stock Purchase Agreement between VMware, Inc. and Intel Capital dated July 9, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(14)	Investor Rights Agreement between VMware, Inc. and Intel Capital dated July 9, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(15)	Class A Common Stock Purchase Agreement among VMware, Inc., EMC Corporation and Cisco Systems, Inc. dated July 26, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-4 filed with the Securities and Exchange Commission on July 27, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(16)	Investor Rights Agreement between VMware, Inc. and Cisco Systems, Inc. dated July 26, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-4 filed with the Securities and Exchange Commission on July 27, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(17)	Letter Agreement between VMware, Inc. and Mark Peek dated June 13, 2007 (filed as an exhibit to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 (SEC File No. 001-33622) and incorporated herein by reference)

(d)(18)	Letter Agreement between VMware, Inc. and Dev R. (Richard) Sarwal dated November 29, 2007 (filed as an exhibit to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 (SEC File No. 001-33622) and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable

*	Previously filed with the Securities and Exchange Commission on the Tender Offer Statement on Schedule TO filed by VMware, Inc. on August 11, 2008.
**	Filed electronically herewith.